                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, effective as specified herein, between Medtox Laboratories, Inc., a Minnesota corporation ("Medtox") (substantially all of the assets of Medtox are to be acquired by Psychiatric Diagnostic Laboratories of America, Inc. ("PDLA"), a wholly-owned subsidiary of Editek, Inc. ("Editek"), pursuant to which transaction this Agreement shall be assumed) and Harry G. McCoy ("Employee").

         NOW, THEREFORE, in consideration of the terms and mutual undertakings herein contained, it is agreed by and between Medtox and Employee as follows:

         1. Effective Date and Term of Employment: This Agreement shall become effective on January 30, 1996, the date of the asset acquisition transaction between Medtox and Editek (the "Acquisition"), and shall supersede the Change in Control Agreement between Employee and Medtox effective as of December 30, 1994. The Agreement shall remain in effect until the close of business two years from such effective date (the "Agreement Expiration Date"); provided, however, that on the Agreement Expiration Date and on each anniversary of the Agreement Expiration Date (a "Renewal Date"), this Agreement shall be renewed for a period of one additional consecutive year unless either Medtox or Employee provides written notice to the other party at least ninety (90) days prior to a Renewal Date that the Agreement shall terminate without renewal as of the corresponding Agreement Expiration Date. When the Agreement extends for a period of one additional consecutive year, the Agreement Expiration Date shall also extend by one year.

         2. Duties and Responsibilities: Employee is the President of Laboratory Operations of Medtox and, following the Acquisition, Employee shall have a comparable position, subject to such changes in level of responsibility, position, authority or duty as are consistent with the Acquisition (without prejudice to seek a Severance Award pursuant to Sectoin 5.2). Employee hereby agrees to faithfully and competently render services on a full-time basis to Medtox in the foregoing capacity and to devote his best efforts, skill and attention (except during vacations and leaves conforming with Medtox policies) to Medtox.

          3. Compensation: Medtox agrees to employ Employee for the term and in the capacities described in Sections 1 and 2 above and to compensate Employee for such services as follows:

                  3.1 Employee shall be paid a base salary of one hundred sixty-seven thousand dollars ($167,000) per annum ("Base Salary"). Employee shall be eligible for annual increases in such Base Salary; and the first such increase, if any, shall become effective on or before the first anniversary of the most recent change in Base Salary. Said Base Salary, including any increases, shall be paid in equal installments in accordance with

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Medtox's customary pay schedule and shall be subject to applicable withholding for federal and state income taxes and social security and related deductions.

                  3.2 Benefit Plans: During the term of this Agreement, Employee shall be entitled to participate in the benefit plans or bonus programs established by Medtox for its senior management as in effect from time to time. Nothing in this Section 3.2 shall be construed as limiting the ability of Medtox to amend or terminate any of its benefit plans or bonus programs, or to afford Employee greater rights than exist pursuant to the terms and provisions of the benefit plans or bonus programs.

         4. Expense Reimbursement: Medtox shall pay or reimburse Employee for all ordinary and necessary expenses reasonably incurred in the performance of his duties hereunder. Such reimbursement shall be made against the submission by Employee of properly signed and supported itemized expense reports in accordance with the travel and business reimbursement policies of Medtox in effect from time-to-time.

         5.       Termination of Employment:

                  5.1 Employee Resignation: Employee may terminate his employment prior to the termination of this Agreement by submitting a written notice of resignation to the Chief Executive Officer of Editek (the "C.E.O."), specifying a termination date which shall be no sooner than ninety (90) days after the submission of said notice, unless Employee and C.E.O. shall agree to a shorter notice period. During this ninety (90) day period, Employee shall receive current Base Salary installments and benefits in accordance with Medtox's customary pay schedule and policies, but his duties and the capacity in which he serves shall be subject to such conditions and limitations as may be imposed by the C.E.O. If Employee and C.E.O. agreement to a shorter notice period, payments to Employee shall continue only for the notice period. The termination of Employee's employment that does not result in the payment of a Severance Award as defined in Section 5.2 shall not result in any further payments hereunder except as provided in this Section 5.1; and a voluntary termination that does not satisfy the provisions of Section 5.2(b) shall not result in the payment of a Severance Award.

                  5.2 Termination Without Cause and Eligibility for Severance
Award: The severance payments described in Section 6 (the "Severance Award") shall be payable to Employee if Employee's employment with Medtox terminates during the term of this Agreement and within twelve (12) months following a Change in Control for any of the following reasons:

                           (a) involuntarily, other than an involuntary termination on account of Misconduct; or

                           (b)      voluntarily, following:

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                                            (i) any reduction in Employee's Base
                                    Salary from the level existing at any time within ninety (90) days preceding the date of a Change in Control;

                                            (ii) any material reduction in the
                                    health care or retirement benefits provided to Employee. It is the intent that this provision will in no way limit the ability of Editek to reasonably alter, which would include a reasonable reduction, health care and retirement benefits on account of a Change in Control without triggering the payment of a Severance Award, provided that any such alteration is uniformly applied to all similarly situated employees;

                                            (iii) any relocation to which
                                    Employee has not agreed to an office of
                                    Medtox or if a related entity more than
                                    thirty (30) miles from the office where
                                    Employee was located at the time of the
                                    Change in Control or any increase in
                                    Employee's required travel amounting to a constructive relocation; or

                                            (iv) any material reduction in the
                                    level of responsibility, position (including status, office, title, reporting relationships or working conditions), authority or duties of Employee with Medtox from that as existed within ninety (90) days preceding the date of a Change in Control. The intent of this provision is that Employee, following a Change in Control, will have a materially comparable position with Medtox or a successor or related entity as existed within ninety (90) days preceding the date of a Change in Control and that changes in level of responsibility, position, authority or duties which are consistent with the Change in Control will not be construed as constituting a material reduction. If Employee believes that a material change has occurred, Employee shall provide Medtox with notice and a reasonable opportunity to cure (not to exceed fifteen
                                    (15) business days); or

                           (c) voluntarily if, following a Change in Control, Medtox or any successor of Medtox either announces that it will not honor or cause Medtox to honor the terms of this Agreement, or if Medtox or any successor of Medtox or related entity at any time fails to confirm in writing to Employee, within fifteen (15) business days of a request by Employee, that it will honor and will cause Medtox to honor the terms of this Agreement.

                  5.3. The date of Employee's cessation of active employment shall constitute Employee's "Termination Date." Although the Acquisition between Medtox and Editek shall not constitute a termination of employment for purposes of this Agreement, it is the intent of this Agreement that such transaction will constitute a Change in Control such that a termination of Employee's employment which satisfies the requirements of Section 5.2 above, will result in the payment of a Severance Award.

                  6. Severance Award: The Severance Award, which shall be in lieu of additional payments under this Agreement, shall consist of the following:

                  6.1 If terminated during the initial two (2) year period of this Agreement, a lump sum equal to the sum of: (i) twenty-four (24) months' Base Salary; and (ii) two (2) times the most recent annual bonus paid or payable to employee or, if greater, the annual bonus paid or payable to Employee for the fall fiscal year ended prior to the fiscal year during which the Change in Control occurred, payable as soon as administratively possible after Employee's Termination Date but in no event later than thirty (30) days after the Employee's Termination Date; and, if terminated during a one year renewal period, a lump sum equal to twelve (12) months' Base Salary, payable as soon as administratively possible after Employee's Termination Date but in no event later than thirty (30) days after the Employee's Termination Date. Nothing herein shall be construed to result in the nonpayment of Employee's accrued compensation as of his Termination Date. For purposes hereof, accrued compensation shall include amounts earned but not paid, including any accrued vacation pay.

                  6.2 Advance payment or subsequent reimbursement of reasonable expenses in an amount up to ten thousand dollars ($10,000), incurred by Employee in the pursuit of subsequent employment during the period of six (6) months following Employee's Termination Date, including reasonable expenses for any reputable outplacement assistance or such other administrative assistance as may be necessary to secure subsequent employment, for tax or accounting assistance on account of termination of employment, and for phone and mail services, and for reasonable travel expenses.

                  6.3 A lump sum payment of an amount equal to the cost of employee-only coverage for a period of eighteen (18) months under the group health plan maintained by or on behalf of Medtox. Such lump sum shall be paid as soon as administratively possible after Employee's Termination Date, but in no event later than thirty (30) days after the Employee's Termination Date. The payment under this subsection is in no way intended to reduce or limit any continuation coverage under such group health plan to which Employee and any of his or her qualified beneficiaries are entitled under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and such payment shall be made regardless of whether Employee is participating in the group health plan or elects continuation coverage under such plan.

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                  6.4 To the extent an equity award held by Employee is not
fully vested and exercisable on Employee's Termination Date on account of the relevant Change in Control, Employee shall be entitled to a lump sum payment in an amount equal to the value lost under the equity award, payable as soon as administratively possible after the date that the equity award is forfeited in whole or in part, and in no event payable later than thirty (30) days after the Employee's Termination Date. The value lost by Employee under an equity award shall be determined by calculating the net benefit lost by Employee, exclusive of taxes, assuming that Employee was fully vested in his equity award on his Termination Date, exercised the equity award and, if necessary, sold the underlying stock at the time the equity award is otherwise forfeited. By way of example, if Employee would have otherwise forfeited an incentive stock option on his Termination Date, and the option terms required a two dollar ($2.00) exercise price per share and the fair market value of the stock was five dollars ($5.00) per share on his Termination Date, Employee would be entitled to a payment of three dollars ($3.00) per share.

                  6.5 A lump sum payment equivalent on an after-tax basis to the additional amount Employee would have had in his 401(k) plan account had he: (i) continued as an employee of Medtox for an additional twelve (12) months and continued to receive his Base Salary as in effect on his Termination Date and received an allocation of employer contributions, including deferrals, based on the maximum percentage allocated to his account for the last two (2) immediately preceding plan years; and (ii) retired at his early retirement date. The lump sum payment will be calculated assuming that the 401(k) account had grown at the rate of average plan earnings for the most recent two (2) plan years preceding the Change in Control. The lump sum shall be paid not later than thirty (30) days after the Employee's Termination Date.

         7. Responsibilities of Employee: In consideration of the Severance Award set forth in Section 6 above, Employee agrees to execute a general release acceptable to Medtox and Editek, which release shall include a release with respect to any beneficiary of Employee entitled to or eligible to receive all or a portion of any Severance Award hereunder. Notwithstanding any provision set forth in this Agreement, if Employee shall not execute such a general release, then Employee's Severance Award shall consist solely of two (2) months' Base Salary, payable in a lump sum as soon as administratively possible following Employee's Termination Date but not later than thirty (30) days after the Termination Date.

         8.       Limitations of Agreement:

                  8.1 Employee shall not be entitled, solely by reason of a Severance Award or any other provision of this Agreement, to continue to participate in any employee benefit plans or fringe benefit programs maintained by Medtox or for the benefit of Medtox employees, and the rights of Employee to continue to participate in such plans and programs shall be governed solely by their terms and applicable law.

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                  8.2 Nothing in this Agreement, including a Severance Award, shall in any way be construed to extend the period of Employee's employment with Medtox, and Employee's Termination Date shall not be extended beyond the last official work day for which Employee is paid for active service.

                  8.3 Employee shall be entitled to a cash payment of an amount equal to the amount of any excise tax liability incurred by Employee pursuant to
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the payment of the Severance Award, plus an additional amount intended to compensate Employee for the federal and state income tax liability in connection with such cash payment. The amount of the total cash payment payable under this Section 8.3 shall be determined pursuant to the following formula:

                        X       = the sum of the maximum federal
                                individual income tax rate and the
                                maximum individual income tax rate
                                for the Employee's State of primary
                                residence for the year in which the
                                stock award become taxable to
                                Employee (e.g., .40)

                        amount           amount of excise tax liability
                        of cash  =
                        payment                         1 - X

         9. Termination on Account of Death: Notwithstanding any provision herein to the contrary, upon the death of Employee prior to the payment of or entitlement to a Severance Award, the Base Salary which would have been payable under Section 3.1 of this Agreement during the remainder of the term of the Agreement (without any renewal hereunder), but in no event less than twelve (12) months of Base Salary, shall be paid in a lump sum within thirty (30) days of Employee's death to the beneficiary designated by Employee for such purpose (if no designation has been made, payment will be to the estate of Employee). Upon the death of Employee after Severance Award payments are initiated or after he becomes entitled to the payment of a Severance Award, the balance of the Severance Award shall be paid to the beneficiary designated by Employee for such purpose or, if no designation has been made, payment will be made to the estate of Employee. If an insurance arrangement has been implemented and accepted in writing by Employee for the purpose of satisfying Medtox's obligation under this Agreement under which benefits are payable upon Employee's death, the lump-sum payment specified above shall not be provided, or shall be reduced on a dollar equivalent basis for payments received by Employee's beneficiary or estate from such insurance arrangement on account of Employee's death.

                  10. Termination for Disability: Notwithstanding any provision herein to the contrary, upon the termination of employment on account of disability prior to the payment or entitlement of a Severance Award, Employee shall continue to receive the Base Salary that would otherwise have been payable under Section 3.1 of the Agreement during the remainder

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of the term of the Agreement (without any renewal hereunder) but in no event will the payments received on account of termination on account of a disability be less than twelve (12) months of Base Salary. Employee may elect to delay the payment of disability benefits on terms mutually agreeable with Medtox if the payment thereof shall result in the reduction of any insured disability benefit to which Employee is entitled. For purposes of this Agreement, disability shall be defined as disability that would entitle Employee to disability payments under any long term disability plan maintained by Medtox, or alternatively, a Social Security determination of disability. Whether Employee is terminated for disability shall in no way be governed by this Section 10, but shall be determined by the employment policies of Medtox.

         11. Termination for Misconduct: Medtox shall have the right to terminate Employee's employment under this Agreement for Misconduct. Employee shall not be entitled to a Severance Award if his employment with Medtox is terminated for Misconduct; or, for purposes of Section 11(i), if within twelve
(12) months following a termination of employment it is determined that Employee engaged in Misconduct. For purposes hereof, "Misconduct" shall mean: (i) the conviction of, or the entering of a plea of, nolo contendere by Employee for any felony arising out of acts of fraud or dishonesty committed against Medtox or Editek; or (ii) the intentional and continual failure of Employee to perform his reasonably assigned duties with Medtox, other than on account of a physical or mental illness that could reasonably be expected to result in a disability as defined herein, which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance delivered to Employee specifying the manner in which Employee has failed substantially to perform. It will not be grounds for termination for Misconduct if the assigned duties otherwise result in a violation of Section 5.2(b) of the Agreement, provided that Employee timely puts Editek on notice of a violation of Section 5.2(b) in accordance with the provisions thereof.

         The determination as to whether Employee's employment has been terminated for Misconduct shall be made by the C.E.O. Written notice of a tentative determination of Misconduct, as defined in Section 11(ii) above, shall be provided to Employee and Employee shall have a reasonable opportunity to cure such Misconduct. Such written notice shall set forth in reasonable detail the facts and circumstances that are claimed to constitute Misconduct. If the C.E.O. shall determine that Employee cannot cure the Misconduct, as defined in Section 11(ii) above, or the cure is not acceptable, or if Employee refuses to cure, then Employee is subject to immediate termination for Misconduct. If Employee shall contest the C.E.O.'s determination of Misconduct as defined in Section 11(ii), then the dispute shall be resolved pursuant to Section 20. The C.E.O.'s determination of termination for Misconduct as defined in Section 11(i) above shall be final.

                  12. Termination - Records: In the event of the termination or resignation of Employee pursuant to this Agreement, whether the termination is voluntary, is without cause or for Misconduct, Employee will transfer all books, records, documents, and other memoranda of Medtox and any related entity, including all materials which have come into

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his custody, possession and control as a result of employment with Medtox, to whomsoever Medtox shall designate. Employee shall not, any time after the resignation or termination of his employment hereunder, divulge to any person any information or fact relating to the conduct and management of Medtox or any related entity, which shall have come to his knowledge in the course of his employment and the disclosure of which would cause damage or loss to Medtox or any related entity or result in the disclosure of confidential or proprietary information regarding Medtox or any related entity or any of its members.

         13. Interpretation: This Agreement is being executed and delivered contemporaneously with the Acquisition. It is the intent of the parties to this Agreement that immediately following the Acquisition, consistent with the substance of this Agreement, all references to Medtox shall mean Editek or an entity related to Editek by which Employee is employed. For example, reference to benefit plans of Medtox shall mean the benefit plans of Editek or, if Employee is not employed by Editek, the entity related to Editek by which Employee is employed.

         14.      Covenant Not to Compete:

                  14.1 Background: This Agreement is being executed and delivered contemporaneously with and as a condition to the Acquisition by Editek (the "Purchaser," and for purposes of this Section 14, Purchaser shall also mean any entity related to Editek, including but not limited to, Medtox) of substantially all the assets of Medtox ("Seller"). Seller is in the business of forensic, medical, clinical, biological and/or pharmacological toxicology (the "Business"). Employee is the President of Laboratory Operations of Seller. Employee understands that Purchaser will not consummate such Acquisition without the assurance that Employee will not engage in the activities prohibited by this covenant not to compete, and in order to induce the Purchaser to consummate the Acquisition and other transactions contemplated by the Acquisition agreement, Employee agrees to restrict his actions as provided in this covenant not to compete. Employee acknowledges and agrees that such restrictions are reasonable in light of the business of Seller and the direct and substantial benefits of the Acquisition to Employee and the terms and provisions of this Agreement.

                  14.2 Territory: Employee acknowledges and agrees that Seller sells its services throughout the United States (the "Territory") and that Purchaser intends to continue and to increase its sales and operations throughout the Territory.

                  14.3 Noncompetition Period: The Noncompetition Period commences on the date of this Agreement and shall terminate on the later of (i) the second anniversary of the closing date of the Acquisition; or (ii) the first anniversary of termination of employment with Purchaser; the period for which a Severance Award is payable hereunder.

                  14.4 Noncompetition: Employee agrees that during the Noncompetition Period, he will not, directly or indirectly, either:

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                           (a)      have any interest in (whether as proprietor,
                                    officer, director or otherwise),

                           (b)      enter the employment of,

                           (c) act as agent, broker, or distributor for or adviser or consultant to, or

                           (d) provide information useful in conducting the Business to, solicit customers or employees on behalf of or otherwise provide any substantial assistance useful in conducting the Business to any person, firm, corporation or business entity which is engaged, or which Employee reasonably knows is undertaking to become engaged, in the Territory in the Business or outside the Territory if sales are solicited from customers located inside the Territory.

                  Notwithstanding the foregoing, Employee shall not be prohibited from (i) being employed by or acting as an agent, broker or distributor for or advisor or consultant to any Non-Business Affiliate of a person, division, firm, corporation, a business entity ("Parent") which ("Parent"), as one of its businesses, is or may become engaged in the Business so long as (x) Employee has no relationship or contact with any portion of Parent which is competitive with the Business, (y) Employee's activities are not described in clause (d) above and (z) the Business does not constitute more than ten percent (10%) of the aggregate revenues of Parent on a consolidated basis; or (ii) owning not more than one percent (1%) of the issued and outstanding securities of a publicly traded entity which may be engaged in whole or in part in the Business. A Non-Business Affiliate is a person, division, firm, corporation or business entity which does not, and is not preparing to, engage in the Business.

                  14.5 No Interference with Purchaser Customers: Employee agrees that during the Noncompetition Period, he will not, directly or indirectly:

                           (a) solicit, divert or take away, or attempt to solicit, divert or take away, the business of any Purchaser Customer; or

                           (b)      attempt or seek to cause any of the
                                    Purchaser Customers to refrain, in any
                                    respect, from maintaining or acquiring from or through the Purchaser any product or service of the Business sold (or offered for sale) to such Purchaser Customer by Seller or Purchaser during the twelve (12) month period prior to the date of this Agreement or during the Noncompetition Period.


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                  As used in this Section, "Purchaser Customer" means any
customer of Seller or Purchaser located in the Territory served or solicited by Seller or Purchaser within the twenty-four (24) month period prior to termination of employment with Purchaser.

                  14.6 No Interference With Employees: Employee agrees that for the Noncompetition Period, he will not, directly or indirectly, request or induce any employee of Purchaser to terminate his employment with Purchaser or accept employment with another business entity engaged in the Business in the Territory or which is located outside the Territory if sales are solicited from customers located inside the Territory.

                  14.7 Notice to Others: Employee hereby agrees that Purchaser may disclose the provisions of this Section 14 to any person or entity, including without limitation one that at the time employs or is considering employing Employee.

                  14.8 Remedies: Employee acknowledges that any violation of this Section 14 may cause irreparable harm to Purchaser and that damages are not an adequate remedy. Employee therefore agrees that Purchaser shall be entitled to injunctive relief, including temporary, preliminary and permanent injunctions, by an appropriate court in the appropriate jurisdiction, enjoining, prohibiting and restraining Employee from the continuance of any such violation, in addition to any monetary damages which might occur by reason of the violation of this Section 14, including, but not limited to, the forfeiture or repayment of any Severance Award. The remedies provided in this Section 14.8 are cumulative and shall not exclude any other remedies to which any party to this Agreement may be entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party to this Agreement being hereby waived).

                  14.9 Modification: It is understood and agreed by the parties hereto that should any portion, provision or clause of this Section 14 be deemed too broad to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                  14.10 Independent: The covenants and agreements set forth in this Section 14 shall be deemed, and shall be construed as, separate and independent covenants and agreements, and should any part or provision of such covenants or agreements be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void or unenforceable; and this
Section 14 shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

                                                                   Page 10 of 14

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         15.      Miscellaneous:

                  15.1 Notice: All notices under this Agreement shall be in writing and given either in person, by express overnight service (with all fees prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid, to the address of the party to this Agreement set forth below his or its signature or to such other address as a party to this Agreement may furnish to the other as provided in this sentence, and shall be deemed received on the date of personal delivery, on the first business day after sent by express overnight service or on the date of delivery or attempted delivery as indicated by the return receipt if sent by registered or certified mail; and if notice is given pursuant to the foregoing of a permitted successor or assign, then notice shall thereafter be given pursuant to the foregoing to such permitted successor or assign.

                  15.2 Assignment; Binding Effect: No assignment, transfer or delegation of any rights or obligations under this Agreement by a party shall be made without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld.) This Agreement shall be binding upon the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees or other successors and assigns, and shall inure to the benefit of the parties to this Agreement and their respective permitted legal representatives, heirs, devisees, legatees or other permitted successors and assigns.

                  15.3 Gender; Captions: Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way affect the scope of this Agreement or the intent of its provisions.

                  15.4 Certain Definitions: The parties agree that "applicable law" means all provisions of any constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or the official pronouncement enacted, promulgated or issued by any governmental authority or arbitrator or arbitration panel; that "governmental authority" means any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body, person or entity; and that "including" and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

                  15.5 Entire Agreement: This Agreement constitutes the entire agreement of the parties to this Agreement with respect to its subject matter, supersedes all prior agreements, if any, of the parties to this Agreement with respect to its subject matter, and may not be amended except in writing signed by the party to this Agreement against whom the change is being asserted.


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                  15.6 No Waiver: The failure of any party to this Agreement at any time or times to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

                  15.7 Counterparts: This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

         16. Change in Control: For purposes of this Agreement, "Change in Control" shall be deemed to have occurred if:

                                    (i) Any "person" as defined in Section
                           3(a)(9) of the Securities Exchange Act of 1934 (the "Act"), including a "group" (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding Editek and any employee benefit plan sponsored or maintained by Editek, including any trustee of such plan acting as trustee, who:

                                            (A) makes a tender or exchange offer
                                    for any shares of Editek's stock pursuant to which any shares of Editek's stock are purchased; or

                                            (B) together with its "affiliates"
                                    and "associates" (as those terms are defined in Rule 12b-2 under the Act) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Act) of at least fifty percent (50%) of Editek's stock;

                                    (ii) The shareholders of Editek approve a
                           definitive agreement or plan to merge or consolidate Editek with or into another corporation, to sell or otherwise dispose of all or substantially all of its assets, or to liquidate Editek; or

                                    (iii) When, during any period of twenty-four
                           (24) consecutive months during the existence of the Agreement, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four
                           (24) month requirement, and be an Incumbent Director, if such director was elected by, or on the

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                           recommendation of or with the approval of, at least
                           two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such twenty-four
                           (24) month period, or by prior operation of this Section.

         17. Indemnification: Medtox agrees to indemnify and hold harmless Employee for any legal, including reasonable attorneys fees, or court expenses he may incur while acting within the proper scope of his employment, which right of indemnification and agreement to hold harmless shall continue in effect subsequent to any termination herewith so long as any claim or expense relates to services provided by Employee during his employment. Such indemnification shall not include any dispute of Employee related to this Agreement.

         18. Binding Effect: This Agreement shall be binding upon the successors and assigns of Medtox, including those that may result from merger or reorganization.

         19. Governing Law: This Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles.

         20. Binding Arbitration: Any dispute involving this Agreement, other than an action by Medtox to enforce its rights pursuant to Section 14 hereof, shall be resolved through binding arbitration in accordance with the rules of the American Arbitration Association then in effect. The venue of the arbitration will be in Minnesota. Any such resolution shall include a determination as to the portion of the costs of arbitration that shall be borne by Medtox and by Employee. Except if Employee is terminated for Misconduct, if Medtox contests the payment of a Severance Award or the calculation of the Severance Award, after written notice from Employee, Medtox shall make conditional payments to Employee of a periodic amount equal to what otherwise would have been his Base Salary until such dispute is resolved. To the extent Employee shall be entitled to payments in addition to the conditional payments following a resolution of the dispute, Employee shall be entitled to interest on such payments. Interest shall be payable from the date beginning thirty (30) days after Employee's Termination Date and shall be calculated at a rate equal to one hundred twenty percent (120%) of the applicable Federal rate as of Employee's Termination Date determined under Section 1274(d) of the Code, compounded semi-annually. To the extent Employee is required to return all or any portion of the conditional payments following a resolution of the dispute, Employee shall be required to include interest on such payments to Medtox.

         21. Severability: In the event any of the provisions of this Agreement are held to be unenforceable, it is understood that the provision(s) affected thereby shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, and the validity and enforceability of the other provisions of this Agreement shall not be affected thereby.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, Medtox and Employee have each dated, executed and delivered this Agreement on the day and year indicated by their signatures, and effective as of the Acquisition, PDLA has assumed this Agreement as set forth herein and as acknowledged below by Employee and PDLA on the day and year indicated by their signatures.

                                      EMPLOYEE


Date:    _______________                 /s/  Harry G. McCoy
                                      Harry G. McCoy


                                      MEDTOX LABORATORIES, INC.


Date:    _______________              By:  /s/ Harry G. McCoy, President
                                         -------------------------------



                                      ACKNOWLEDGEMENT OF ASSUMPTION:

                                      EMPLOYEE


Date:    _______________                /s/ Harry G. McCoy
                                      Harry G. McCoy


                                      PSYCHIATRIC DIAGNOSTIC
                                      LABORATORIES OF AMERICA, INC.


Date:      1/30/96                    By:  Peter J. Heath

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